Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 11, 2022, with respect to the consolidated financial statements of Covalto Ltd. included in the Registration Statement on Form F-4 and related Proxy Statement/Prospectus of Covalto Ltd.

Mexico City, Mexico

January 3, 2023

/S/ MANCERA, S.C.

Mancera, S.C.,

A Member Firm of Ernst & Young Global Limited